SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
June 5, 2006

Date of Report (date of earliest event reported)
EVERGREEN SOLAR, INC.

(Exact name of Registrant as specified in its charter)

Delaware	000-31687	04-3242254

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)
138 Bartlett Street
Marlboro, Massachusetts 01752

(Address of principal executive offices)
(508) 357-2221

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
          On June 5, 2006, Evergreen Solar, Inc. (the “Company”) entered into a binding memorandum of understanding regarding new polysilicon supply agreements sufficient to allow EverQ (the Company’s joint venture with Renewable Energy Corporation AS of Norway (“REC”) and Q-Cells AG of Germany (“Q-Cells”)) to increase its solar module production capacity.
          Under the proposed terms of a long-term silicon supply agreement, REC will commit to supply EverQ with a total of 7,400 metric tons of granular polysilicon over seven years beginning in 2008. Shipments of approximately 400 metric tons are expected to begin in the second half of 2008 and increase to 1,200 metric tons annually by 2010, continuing through 2014. This is in addition to the 190 metric tons REC is supplying EverQ annually under an existing arrangement.
          The binding memorandum of understanding also contemplates that EverQ will sign interim silicon supply guarantees to immediately enable the next phase of expansion of its facility in Thalheim, Germany, prior to 2008. Under the proposed terms of the interim supply agreements, Q-Cells and REC will each provide up to 150 metric tons of polysilicon, at near-term market pricing, to EverQ as required from mid-2007 to mid-2008.
          In conjunction with the implementation of the supply agreements and consistent with the existing joint venture documents, the Company, Q-Cells and REC have agreed to become equal partners in EverQ.
Item 7.01. Regulation FD Disclosure.
          On June 5, 2006, the Company issued a press release announcing that it had entered into the binding memorandum of understanding. A copy of the press release is furnished as Exhibit 99.1 hereto. Pursuant to General Instruction B.2 of Form 8-K, the information in this Item 7.01 and in Exhibit 99.1 shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.
Item 9.01. Financial Statements and Exhibits.
          (d)             Exhibits.

Exhibit No.	Description

† 10.1	Memorandum of Understanding, dated June 5, 2006, by and among Evergreen Solar, Inc., Q-Cells AG, EverQ GmbH and Renewable Energy Corporation AS.

99.1	Press Release dated June 5, 2006.
†	Confidential treatment has been requested with respect to portions of this exhibit.

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EVERGREEN SOLAR, INC.
By:	/s/ Donald M. Muir
Donald M. Muir
Vice President, Chief Financial Officer, Secretary and Treasurer

Dated: June 9, 2006